Exhibit 99.1

TOTOWA, N.J., November 26, 2007 -- Vital Signs, Inc. (NASDAQ: VITL) Today announced three new products, which will be released over the course of the next two weeks.

The enFlow® device is a high performance fluid warming system that can be used to deliver flows from KVO to 200 ml/min, using advanced dry heat technology. The enFlow system brings the warming element closer to the patient which reduces heat loss. Maintaining normal body temperature during surgery is an important factor in reducing post-operative infections. The warmer and associated single use cartridges provide access to a $60 million worldwide market.

SteeLite is a stainless steel, single- patient use laryngoscope blade. The SteeLite combines the performance and feel of a reusable with the safety and convenience of a single-patient use device. Laryngoscope blades present a potential $100 million worldwide market.

Vital Signs has also introduced the Redi-Tube line of endotracheal tubes which are preloaded with the appropriate size stylet. The Redi-Tube eliminates the need to open two separate packages and the time needed to properly position the stylet. This prepackaging is a safer, more cost effective method of using endotracheal tubes and stylets. The endotracheal tube market is approximately $50 million, worldwide.

Vital Signs, Inc. and its subsidiaries design, manufacture and market primarily single-use medical products for the anesthesia, respiratory/critical care, interventional cardiology/radiology and sleep/ventilation markets, achieving the number one market share position in five of its major product categories. Vital Signs is ISO 9001 certified and has CE Mark approval for its products. In 2006 Forbes Magazine named Vital Signs, Inc. as “one of the 200 Best Small Companies in America” based on financial criteria.

All statements in this press release (including statements regarding the timing of product introductions and the future success of new products and a new product line and market receptivity to the products) other than historical statements constitute Forward-Looking Statements under the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements as a result of a variety of factors, , the ability to integrate new subsidiaries, the reaction of competitors and the risk factors referred to by Vital Signs in its Annual Report on Form 10-K for the year ended September 30th, 2006.

Contact:

FOR FURTHER INFORMATION, CONTACT:
Terry D. Wall
President and CEO

Or

Douglas Wall
Investor Relations
(973) 790-1330
http://www.vital-signs.com/http://www.vital-signs.com